Exhibit 5.2

Suzano S.A. Av. Professor Magalhaes Neto, 1,752 10th Floor, Rooms 1010 and 1011 Salvador, Brazil 41 810-012 Brazil

Suzano Austria GmbH

Fleischmarkt 1

1010 Vienna

Austria

Vienna, 14 September 2020

Suzano Austria GmbH

U.S.$750,000,000 3.750% Global Notes Due 2031

guaranteed by Suzano S.A.

Ladies and Gentlemen,

we are acting as Austrian legal advisors for Suzano Austria GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of the Republic of Austria (“Austria”), registered in the companies’ register (Firmenbuch) under registration number FN 62444 f (the “Company”), in connection with the offering pursuant to a registration statement on Form F-3 (File Nos. 333-236083, 333-236083-01 and 333-236083-02) of (i) U.S.$750,000,000 aggregate principal amount of the Company’s 3.750% Global Notes due 2031 (the “Notes”), fully guaranteed by Suzano S.A. as guarantor (the “Guarantor”) pursuant to an indenture dated as of 24 January 2020 (the “Base Indenture”), as supplemented by a First Supplemental Indenture dated as of 14 September 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent and transfer agent (the “Trustee”). Such registration statement, as amended as of its most recent effective date 10 September 2020, insofar as it relates to the Notes and the Guarantee (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, is herein called the “Registration Statement.”

For the purposes of this opinion we have examined the following documents:

-	an electronic extract from the main book (Hauptbuch) of the companies’ register (Firmenbuch) relating to the Company, dated 14 September 2020;

-	an electronic extract from the electronic insolvency register (Ediktsdatei) in relation to the Company dated 14 September 2020;

-	the articles of association (Gesellschaftsvertrag) of the Company as of 8 March 2018 (the “Articles of Association”);

-	an executed copy of the resolutions of the Company's management board passed on 1 September 2020, as supplemented 10 September 2020 (the “Resolution A”);

-	an executed copy of the resolutions of the Company's shareholder passed on 1 September 2020, as supplemented 10 September 2020 (the “Resolution B”);

-	a copy of the execution version of the Registration Statement;

-	a copy of the execution version of the Indenture, including the forms of global securities representing the Notes and the form of notation to be executed by the Guarantor relating to the guarantee (the “Guarantee”), included therein including the forms of global securities representing the Notes; and

-	such further documents as we have considered necessary or appropriate for the preparation of this opinion.

The Registration Statement and the Indenture are collectively referred to in this opinion as the “Transaction Documents”. The Articles of Association, Resolution A and Resolution B are collectively referred to as the “Corporate Documents” (and together with the Transaction Documents, the “Documents”).

For the purposes of this opinion we have assumed, without any investigation:

i.	the genuineness of each signature or seal on and the completeness and authenticity of each document submitted to us as an original or a copy;

ii.	the conformity to the original of each document submitted to us as a copy, including electronic files and facsimiles;

iii.	that a document examined by us in draft or specimen form has been or will be executed in the form of such draft or specimen;

iv.	the accuracy, completeness and authenticity of each public authority document and the accuracy and completeness of all official public records (including their proper indexing and filing);

v.	that nothing in this opinion is affected by any document other than the Documents;

vi.	that none of the Documents have been revoked, rescinded, repealed, terminated, amended, or supplemented (in each case whether as a whole or in part);

vii.	that none of the powers of attorney or sub-powers of attorney used for such purpose has been revoked prior to the execution of any Document;

viii.	that the Transaction Documents contain the entirety of the transactions entered into between the parties thereto and contemplated thereby insofar as they relate to the Company and that no other arrangements between any of the parties to the Transaction Documents in respect of the transaction contemplated thereby or other declaration or act which modifies or supersedes any of the terms of a Transaction Document exist;

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ix.	that all individuals who will actually sign or have signed the Documents (i) have sufficient legal competency and capacity to act (i.e., are of legal age and without incapacity) and (ii) were in fact the persons whose names appear on the signature pages of the relevant Documents;

x.	that all statements of fact made in the Documents are correct;

xi.	that each of the representations and warranties given by any of the parties to the Transaction Documents (other than representations and warranties as to matters of Austrian law on which we express an opinion herein) is and will be, when made or repeated or when deemed made or repeated, true, accurate and complete and that none of the parties to the Transaction Documents has knowledge that these representations and warranties are inaccurate or impossible to fulfil;

xii.	that the information revealed by the searches in the electronic insolvency register (Ediktsdatei) and in the companies’ register (Firmenbuch) was accurate and complete in all respects as of the date of the searches and that no changes to the facts related therein have occurred between the date the searches were made and the date hereof;

xiii.	that the Documents have been duly authorized and executed by each of the parties thereto other than the Company;

xiv.	that there are no agreements or understandings among the parties, written or oral, and no usage of trade or course of prior dealing among the parties that would (except for the fees and expense letter), in either case, define, supplement or qualify the terms of the Documents;

(a)	that the Documents have been entered into bona fide and at arm's length by all parties thereto and that the decision of any party to enter into such agreements has not been influenced by any relevant error or other deficiency of state of mind,

(b)	are in the best interests of each party thereto and its shareholder, employees and creditors, and are not a fraud on any of them, and

(c)	constitute a proper purpose for the exercise of the powers of each party thereto;

xv.	that any right or remedy arising from the Documents is not exercised in an unconscionable manner (sittenwidrig) or in bad faith (treuwidrig or rechtsmissbräuchlich);

xvi.	that the terms and provisions of each of the Documents and the execution, delivery, performance and enforcement of any Document by or against any party thereto or any other persons affected thereby (including, without limitation, the obtaining of all necessary consents, licenses, approvals and authorisations, the making of all necessary filings, lodgements, registrations and notifications and the payment of any stamp duties and other documentary taxes) duly comply with all relevant laws (other than those of Austria) as may apply thereto;

xvii.	that there is no law of any jurisdiction outside Austria which renders the execution, delivery or performance of the Documents illegal or ineffective and that, insofar as any obligation under the Documents is performed in, or is otherwise subject to, any jurisdiction other than Austria, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

xviii.	that each of the Notes are offered, issued and purchased in accordance with their terms and conditions and upon their issuance, will be paid in full;

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xix.	that the Notes are issued in the form of securities transferable by way of records maintained in book-entry form or physical delivery and not by way of an assignment;

xx.	that the potential holders of the Notes and the parties to the Transaction Documents (other than the Company) are not resident for tax purposes in Austria;

xxi.	that the potential holders of the Notes and the parties to the Transaction Documents (other than the Company) have, and will have, neither a branch, nor an office nor any other fixed place of business in Austria through which they wholly or partly conduct their business and to which the Notes or any payments under the Notes or any payments under, or pursuant to, the Transaction Documents are attributable; the potential holders of the Notes and the parties to the Transaction Documents (other than the Company) have not appointed and will not appoint a permanent agent in Austria in form of either a dependent agent or an independent agent;

xxii.	that interest payments under the Notes are made neither by the Company directly nor by an Austrian credit institution, Austrian branch of a non-Austrian credit institution or Austrian branch of a securities services firm established in the European Union nor by a third party making payments in addition or instead of the interest payments, each acting as paying agent, but by a non-Austrian paying agent (which does not merely act as an intermediary for bank transfer purposes in the course of the payment of the interest under the Notes) from a place outside of Austria;

xxiii.	that payments of realized capital gains in relation to the Notes are made neither (i) by an Austrian credit institution or Austrian branch of a non-Austrian credit institution or Austrian branch of a securities services firm established in the European Union, each acting as Austrian depository, nor (ii) in the absence of an Austrian depository, by an Austrian credit institution or Austrian branch of a non-Austrian credit institution or Austrian branch of a securities services firm established in the European Union, each acting as Austrian paying agent in a scenario where the non-Austrian depository is a non-Austrian branch or group company of such Austrian paying agent and processes the payment in cooperation with the Austrian paying agent;

xxiv.	that under none of the Transaction Documents all contractual parties (other than the Company) have an Austrian residence, place of habitual abode, place of management, seat or permanent establishment;

xxv.	that any Transaction Document is executed (signed) and all originals and certified copies thereof are and will be kept outside of Austria; and

xxvi.	that any written documentation in connection with the Transaction Documents or other documentation which confirms or contains references to the Transaction Documents is not and will not be documented in writing in Austria and that no original or certified copy of such written documentation is or will be sent, or otherwise brought, to or from Austria.

On the basis of such assumptions, we are of the opinion that under Austrian law currently in effect:

1.	The Company is a corporation duly incorporated and validly existing under Austrian law and has full power and authority to own its properties and to conduct its operations.

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2.	The Company, as of the date of this opinion, has full power and authority to undertake issuances of Notes.

3.	The execution and delivery of the Transaction Documents and the performance by the Company of the obligations assumed under the terms thereof, have been duly authorized by all necessary action of the Company.

4.	The execution and delivery of the Transaction Documents by the Company and the performance of its obligations thereunder do not conflict with or result in a violation of any provision of the Corporate Documents or provisions of Austrian law as specifically applicable to the Transaction Documents.

5.	On the assumption that the (i) Indenture and (ii) the Notes in their definitive form are of a binding nature under the laws of the State of New York, to which the Indenture and the Notes are expressed to be subject, the Indenture and the Notes in definitive form, when duly authorized by the Company and issued in accordance with the form provided in the Indenture, including the Guarantees, will constitute legal, valid and binding obligations of the Company.

This opinion is subject to the following limitations and qualifications:

a.	For the purposes of this opinion we have relied upon companies’ register extracts. Entries in the companies’ register are made by qualified court clerks upon review of the relevant documents. As long as a fact to be entered in the companies’ register has not been registered and made public, it cannot be invoked against a third party by the person in respect of whose affairs it ought to have been entered, unless the first had knowledge of such fact. If the fact has been entered and made public, it can be held against a third party. This does not apply to legal acts undertaken within 15 days after publication, if the third party proves that he neither knew nor should have known of the fact entered in the companies’ register. If someone causes an inaccurate entry being made in the companies’ register or if he has recognized or could have recognized that an entry in the companies’ register is inaccurate (even if he did not cause the inaccurate entry) and does not have it deleted, the inaccurate entry may be held against him by a third party in business dealings, unless he proves that the third party did not act in reliance on such entry or that the third party knew or gross negligently failed to know of the incorrectness of the entry.

However, the companies’ register extracts are, in particular, not capable of revealing conclusively whether or not:

(a)	a winding up order has been made or a resolution passed for the winding up of the Company; or

(b)	a receiver or liquidator has been appointed; or

(c)	amendments to the Articles of Association have been made;

as notice of these matters may not be filed with the commercial court immediately and, when filed, may not be entered in the companies’ register database immediately. Further, entries made by a court clerk are usually not searchable in the companies’ register database until the day following the entry.

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We have not searched the collection of documents (Urkundensammlung) containing physical and electronic documents which were filed for entries (or deletions of entries) in the main book of the companies’ register regarding the Company or in compliance with certain other legal requirements. Therefore, we have relied on the extract of the main book of the companies’ register but have not verified those findings by examining whether there are any discrepancies or other deficiencies apparent from the documents contained in the collection of documents.

b.	The search made in the electronic insolvency register (Ediktsdatei) only reveals whether or not details of any insolvency proceedings have been included in the insolvency database with respect to the Company. This search is not capable of revealing conclusively whether or not the initiation of any such proceedings has already been court ordered, since details of such order may not be entered by the court clerk in the insolvency database immediately and, when entered, are usually not immediately searchable in the insolvency database. According to a decision of the Court of Appeal in Vienna, bankruptcy proceedings are, however, not regarded as having commenced until the day following the day on which the details of the court order are actually searchable in the insolvency database. We do not opine on whether or not any insolvency, composition, business receivership or similar proceedings have been opened with respect to the Company or its assets by any court or authority outside of Austria.

c.	The validity, binding effect and enforceability of the Transaction Documents and the obligations to be created thereunder may be limited or otherwise be affected by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, avoidance or similar laws of general application relating to or affecting the enforcement of creditors' rights and remedies (including, without limitation, creditors' termination and set-off rights). Under Austrian insolvency law, depending on the type of insolvency proceedings that are initiated, the insolvency receiver may become entitled to manage the respective company or its insolvent estate exclusively. In this capacity such insolvency receiver has a statutory right to terminate certain types of contracts. Orders made by the debtor become void with the opening of insolvency proceedings. An insolvency receiver is not bound by offers made by the debtor which have not been accepted before the opening of the insolvency proceedings. Unless specifically agreed, a contractual exclusion of set-off does not apply when the other party has become insolvent. Any power of attorney issued by a company will cease to be valid upon the institution of insolvency proceedings against such company.

d.	The choice of the law of the State of New York to govern the Indenture and the Notes is subject to (i) certain mandatory rules of Austrian conflicts law and (ii) the provisions of Regulation (EC) No. 593/2008 of 17 June 2008 (“ROME I Regulation”), e.g., Article 9 of the ROME I Regulation which provides that effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of the contract have to be or have been performed, in so far as those overriding mandatory provisions render the performance of the contract unlawful; furthermore an Austrian court may give effect to mandatory rules of the laws of another foreign jurisdiction to which the case is closely connected, in particular foreign exchange control regulations, if and to the extent such rules must be applied regardless of the chosen law.

e.	The choice of the law of the State of New York to govern any non-contractual obligations arising out of or in connection with the Indenture and the Notes will not prejudice the application of provisions of the law of another country where all the elements relevant to the situation at the time when the event giving rise to the damage occurs are located in a country other than Austria, where that other country has provisions of law which cannot be derogated from by agreement; we believe that the choice of the law of the State of New York to govern non-contractual obligations may not restrict the application of Austrian laws in a situation where the application of those laws are mandatory irrespective of the law otherwise applicable to the non-contractual obligation.

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f.	Despite the choice of foreign law by the parties, Austrian courts may apply Austrian law if they cannot ascertain the content of the foreign law within a reasonable time. What “reasonable time” means depends on the urgency of the matter (e.g., in case of a preliminary injunction it will be relatively short).

g.	The opinion as to giving effect to the choice of forum clause in the Indenture and the Notes is subject to the interpretation of the Austrian court as to the terms of such choice of forum clause. If the court decides that the choice of forum clause is non-exclusive, the court may come to the conclusion that it has jurisdiction if and to the extent it would have jurisdiction under the general Austrian procedural rules. Even if the court decides that the choice of forum clause is exclusive and such court is not the chosen forum, there is a risk that the court would come to the conclusion that it has jurisdiction unless the defendant to such proceedings objects to the court's jurisdiction upon such defendant's first opportunity to bring forward arguments in the subject matter of the proceedings.

h.	The validity, binding effect and enforceability of the Documents and the obligations to be created thereunder may be limited or otherwise be affected by the general defences available to the Company under Austrian law (to the extent it applies) with respect to the validity and enforceability of contractual obligations such as the Austrian law equivalents of initial legal or factual impossibility of performance (ursprüngliche rechtliche oder faktische Unmöglichkeit der Vertragserfüllung), frustration of purpose (Wegfall der Geschäftsgrundlage), good cause (wichtiger Grund), set-off, estoppel and statute of limitations and (iii) the exception of abuse of law or similar concepts.

This opinion is limited to Austrian law, as applied by the Austrian courts at the date hereof and is given on a basis that any issues arising hereunder (including, without limitation, issues of interpretation) will be governed by and construed in accordance with Austrian law. Place of performance is Austria. Our opinions expressed herein are given on the basis that they represent a fair view of the legal position (vertretbare Rechtsansicht) under Austrian law but do not purport to reflect all views taken by courts and academic literature in the past with respect to a particular legal issue.

We assume no obligation to update the opinions expressed herein if laws, their interpretation, facts or circumstances change after the date hereof. We have not investigated and do not express or imply an opinion with respect to the laws of any jurisdiction other than Austria.

We have neither examined any documents other than those expressly stated in this opinion, nor have we received or considered any further information with respect to the circumstances in this case.

We have not advised or participated in any way during the negotiation and conclusion of any of the Documents and thus have no knowledge about the course of the negotiations or the aim or intentions of the parties involved. Thus, we have based our legal opinion on the mere wording of the Documents.

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Other than the review of the documents noted previously, we have not conducted any due diligence investigation of factual or legal matters for the purposes of this opinion, and our opinion does not purport to express or imply any opinion with regard to such matters, including the adequacy of any of the economic terms of the transactions contemplated in the Transaction Documents.

Nothing herein should be taken as expressing an opinion with respect to the representations and warranties or other factual statements, contained in the Transaction Documents.

This opinion is limited to the matters stated herein and is not to be read as extending by implication to any other matters not specifically referred to herein. It is given solely for the benefit of the addressees of this letter. This opinion is not addressed to any other person and may not be passed on to, or relied upon by, any holder or, save as stated below, any other person for any purpose. You may not give copies of it to others without our prior written permission, except that it may be included in any compilation of closing documents, to be handed out to the Company, the Guarantor, or the Trustee, pertaining to the exchange offer covered by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities”. [In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.] The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully,

/s/ Weber Rechtsanwälte GmbH & Co KG

Weber Rechtsanwälte GmbH & Co KG

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